Technology Option Capital
A TOC Capital Corporation correspondent office

January 24, 2006

Perry L. Nolen
President & CEO
Xybernaut Corporation
12701 Fair Lakes Circle, Suite 550
Fairfax, VA 22033

Re: Letter of Engagement

Dear Perry,

This letter will confirm the retention and engagement of Technology Option Capital, LLC and its affiliates and partners (collectively, “TOC”) as the financial advisor to Xybernaut Corporation and Xybernaut Solutions, Inc. (together, “Xybernaut” or the “Company”) to provide complex intellectual asset management services (collectively, the “Project”) in connection with:

(i) recommending to management an intellectual asset monetization strategy that will maximize the risk-adjusted near term return to the Company; and

(iii) executing the approved monetization strategy through processes may include but are not limited to the sale, auction, of intellectual assets and the spin-off of new companies centered about one or more of those assets.

Scope of Services and Deliverables

(i) Strategy recommendation: In coordination with counsel to the Company, TOC will recommend in an executive presentation an intellectual asset monetization strategy that will maximize the risk-adjusted near term return to the Company; and

(ii) Transactions: The transactions may include but are not limited to the sale or auction of the Company’s intellectual assets or the amalgamation of some of the Company’s assets with capital and assets from other sources to form new legal entities. Such transactions, which will reasonably draw on substantial resources from the Company may likely but not necessarily follow the general sequence of:

a. Creating marketing collaterals
b. Creating a due diligence logistics center and a target list of market participants
c. Actively marketing the assets, supporting the due diligence process, and investigation alternatives and options including supplementary asset bundling and financing.
d. Actively negotiating term sheets/advancing the auction
e. Closing one or more transactions

Reporting Requirements

TOC shall provide the Company with weekly written reports, and to the extent necessary, which may take the form of emails of TOC’s efforts in obtaining a Transaction(s)(as defined below), including, without limitation, any and all contracts made by TOC of potential purchasers or other parties to a Transaction (as defined below) and the results of such contacts. Such reports shall be provided to the Company and its attorneys by the close of business on Friday of each week during the engagement. TOC futher agrees, to the extent necessary, to make itself reasonably available for teleconferences to discuss its efforts and progress in obtaining a Transaction (as defined below)..

Obligations of the Company

1.	In connection with TOC’s engagement, the Company will furnish TOC with any information concerning the Company and Project which TOC reasonably deems appropriate and will provide TOC with access to the Company’s and Project’s officers, directors, accountants, counsel and other advisors. The Company represents and warrants to TOC that all such information concerning the Company and Project will be true and accurate in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein not misleading in light of the circumstances under which such statements are made. The Company acknowledges and agrees that except as noted explicitly above in Scope of Services and Deliverables, TOC will be using and relying upon such information supplied by the Company and its officers, directors, agents and other representatives and any other publicly available information concerning the Company or Project without any independent investigation or verification thereof by TOC of the Company or Project or its business or assets.

2.	As compensation for the services to be rendered by TOC hereunder and subject to the approval of the Bankruptcy Court for the Eastern District of Virgnia (the “Bankruptcy Court”), TOC shall be entitled to the following advisory fees and expenses:

(a)	A fee of $50,000 for services already provided by TOC to the Company with payment deferred until such time as funding is received by the Company for the monetization of assets. . .

(b)	A success fee (the “Success Fee”), equal to 4.00% of the cumulative Aggregate Value, as defined in the attachment hereto, up to $10,000,000 and 8.00% of the cumulative Aggregate Value in excess of $10,000,000 of each and every Transaction (as defined below), upon Bankruptcy Court approval of any such Transaction(s). To the extent the Company closes a Transaction with Innofone.com, Inc. then the Success Fee due to TOC shall be equal to 75% of the amount calculated as per the above formula. In no event shall the Success Fee be less than $250,000.

(c)	Subject to Bankruptcy Court approval, the Success Fee is payable at each and every funding of a Transaction.

(d)	A retainer of $25,000 to be paid within 10 days of Bankruptcy Court approval of this contract which shall be used for out-of-pocket fees and expenses incurred during the term of its engagement hereunder, including the reasonable fees and expenses of legal counsel retained by TOC to enforce this agreement, until retainer is exhausted, after which an additional retainer shall be agreed to by the parties to this agreement.

3.	Since TOC will be acting on behalf of the Company and Project in connection with this engagement, the Company agrees to indemnify TOC and certain other persons in accordance with the indemnity agreement attached hereto (the “Indemnity Agreement”).

Additional Terms and Conditions

4.	The term of TOC’s engagement hereunder shall extend from the date hereof through 180 days. However, subject to the provisions of paragraphs 2 through 9 and the Indemnity Agreement, each of which shall survive any termination or expiration of this agreement, either TOC or the Company may terminate the engagement hereunder at any time with or without cause by giving the other at least 10 days’ prior written notice.

5.	TOC may not be publicly referred to without its prior consent, except to the extent such disclosure is required under applicable law or by legal proceedings. Any information provided by Company under this agreement shall not be publicly disclosed or made available to third parties without Company’s prior consent, other than to the TOC’s attorneys, accountants, directors and other professional advisors, nor may Company be otherwise publicly referred to without its prior consent, except to the extent such disclosure is required under applicable law or by legal proceedings.

6.	This Agreement may not be assigned by Company or TOC without the prior written consent of the other.

7.	This agreement may not be amended or modified except in writing and shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to principles of conflicts of laws.

8.	TOC shall have the right to place advertisements in form and substance reasonably acceptable to the Company, as approved in writing, in financial and other newspapers and journals at its own expense describing its services to the Company. The Company agrees to respond promptly to any request for acceptance.

9.	In view of the fact that the Company has filed for Chapter 11 protection, the Company agrees to take reasonable steps to ensure that the compensation terms outlined in paragraph 2 of this Agreement are honored by the Bankruptcy Court.

TOC is delighted to accept this engagement and looks forward to working with management of the Company on this assignment. Please confirm that the foregoing correctly sets forth our agreement by signing the enclosed duplicate of this letter in the space provided and returning it, whereupon this letter shall constitute a binding agreement as of the date first above written.

TECHNOLOGY OPTION CAPITAL, LLC

By:	/s/ Nir Kossovsky

Name: Title:	Nir Kossovsky CEO

AGREED AND ACCEPTED:

XYBERNAUT CORPORATION

By:	/s/ Perry L. Nolen

Name: Title:	Perry L. Nolen President and Chief Executive Officer

XYBERNAUT SOLUTIONS, INC.

By:	/s/ Edward Maddox

Name: Title:	Edward Maddox President

DEFINITION OF AGGREGATE VALUE

The “Aggregate Value” means the aggregate value of all cash, securities and other property paid to the Company and/or its stockholders for the Company or its equity in connection with a Transaction, including all indebtedness of the Company repaid or assumed, directly or indirectly, (by operation of law or otherwise) in connection with such Transaction. In the event that the consideration received in a Transaction is paid in whole or in part in the form of securities or other property, then, for purposes of calculating the Success Fee hereunder, the value of such securities or other property shall be the fair market value thereof (as determined by generally accepted valuation methods used in the ordinary course of Technology Option Capital’s business) on the day immediately preceding the consummation of such Transaction; provided, however, that if such securities consist of securities with an existing public trading market, the value thereof shall be determined by the average of the last sales prices of such securities on the 20 trading days immediately preceding the consummation of such Transaction. Any amounts payable to the Company, any stockholder of the Company or any affiliate of the Company in connection with a non-competition, employment, consulting, licensing, supply or other agreement shall be deemed consideration, except in the case of employment or consulting agreements to the extent such amounts represent the fair value of services to be rendered. Any contingent or conditional consideration will be valued using generally accepted valuation methods as used in the ordinary course of Technology Option Capital’s business. If the consideration to be paid is computed in a foreign currency, the value of such foreign currency, for purposes of calculating the Success Fee, shall be converted into U.S. Dollars at the prevailing exchange rate on the date on which the Transaction is consummated.

“Transaction” shall include any sale or other form of transaction that occurs during the term of TOC’s engagement by the Company whereby, directly or indirectly, control of, or a material interest in, the Company or any portion of its businesses or assets is transferred for consideration to a third party or parties, including, without limitation, a sale or exchange of capital stock or assets, a merger or consolidation, a tender or exchange offer, or any similar transaction which results in the transfer, sale or license of a business, product, technology, intellectual property, or other asset of the Company.

Technology Option Capital
A TOC Capital Corporation correspondent office

INDEMNIFICATION PROVISIONS

Xybernaut Corporation (“Company”), agrees to indemnify and hold harmless Technology Option Capital, LLC, and its partner UCC Capital Corporation (collectively, “TOC”), to the full extent lawful, against any and all losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses and disbursements (and any and all actions, suits, proceedings and investigations in respect thereof and any and all legal and other costs, expenses and disbursements in giving testimony or furnishing documents in response to a subpoena or otherwise) (each a “Liability”), including, without limitation, the costs, expenses and disbursements, as and when incurred, of investigating, preparing or defending any such action, suit, proceeding or investigation (whether or not in connection with litigation in which TOC is a party), directly or indirectly, relating to, based upon, arising out of, or in connection with, its acting for the Company under the Agreement, dated 24 January 2006, between the Company and TOC to which these indemnification provisions are attached and form a part (the “Agreement”), except to the extent that any such Liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from TOC’s gross negligence or willful misconduct, and provided that Liabilities resulting from actions brought by the Company against TOC shall be covered by the final sentence of this paragraph. So long as TOC is not in breach of this Letter of Engagement, the Company also agrees that TOC shall not have any liability (whether direct or indirect, in contract or tort or otherwise) to the Company for or in connection with the engagement of TOC, except to the extent that any such liability is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) to have resulted primarily and directly from TOC’s gross negligence or willful misconduct.

The indemnification provisions shall be in addition to any liability which the Company may otherwise have to TOC or the persons identified below in this sentence and shall extend to the following: TOC, its affiliated entities, partners, employees, legal counsel, and controlling persons (within the meaning of the federal securities laws), and the officers, directors, employees, legal counsel, and controlling persons of any of them. All references to TOC in these indemnification provisions shall be understood to include any and all of the foregoing.

If any action, suit, proceeding or investigation is commenced, as to which TOC proposes to demand indemnification, it shall notify the Company with reasonable promptness (but any failure by TOC to notify the Company shall not relieve the Company from its obligations hereunder unless such failure shall materially and adversely affect the Company); and the Company shall promptly assume the defense of such action, suit, proceeding or investigation, including the employment of counsel (reasonably satisfactory to TOC) and payment of fees and expenses. TOC shall have the right to retain its own counsel of its own choice to represent it and such counsel shall, to the extent consistent with its professional responsibilities, cooperate with the Company and any counsel designated by the Company, but the fees and expenses of such counsel employed by TOC shall be at the expense of TOC unless (i) the employment of such counsel shall have been authorized in writing by the Company in connection with the defense of such action, (ii) the Company shall not have promptly employed counsel reasonably satisfactory to TOC, or (iii) TOC’s outside legal counsel shall have reasonably concluded and so advised TOC in writing that there may be one or more legal defenses available to it which have substantial merit and which are different from or additional to those available to the Company, in any of which events such fees and expenses shall be borne by the Company to the extent incurred in connection with such defenses and the Company shall not have the right to direct the defense of such action on behalf of TOC. The Company shall be liable for any settlement of any claim against TOC made with the Company’s written consent, which consent shall not be unreasonably withheld. The Company shall not, without the prior written consent of TOC, which consent shall not be unreasonably withheld, settle or compromise any claim, or permit a default or consent to the entry of any judgment in respect thereof, unless such settlement, compromise or consent includes, as unconditional term thereof, the giving by the claimant to TOC of an unconditional release from all liability in respect of such claim.

In order to provide for just and equitable contribution, if a claim for indemnification pursuant to these indemnification provisions is made but it is found in a final judgment by a court of competent jurisdiction (not subject to further appeal) that such indemnification may not be enforced in such case, even though the express provisions hereof provide for indemnification in such case, then the Company, on the one hand, and TOC, on the other hand, shall contribute to the losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses, and disbursements to which the indemnified persons may be subject in accordance with the relative benefits received by the Company, on the one hand, and TOC, on the other hand, and also the relative fault of the Company, on the one hand, and TOC, on the other hand, in connection with the statements, acts or omissions which resulted in such losses, claims, damages, obligations, penalties, judgments, awards, liabilities, costs, expenses or disbursements and the relevant equitable considerations shall also be considered. No person found liable for a fraudulent misrepresentation shall be entitled to contribution from any person who is not also found liable for such fraudulent misrepresentation. Notwithstanding the foregoing, TOC shall not be obligated to contribute any amount hereunder that exceeds the amount of fees previously received by TOC pursuant to the Agreement.

Neither termination nor completion of the engagement of TOC referred to above shall affect these indemnification provisions which shall then remain operative and in full force and effect.

AGREED AND ACCEPTED:

XYBERNAUT CORPORATION

By:	/s/ Perry L. Nolen

Name: Title:	Perry L. Nolen President and Chief Executive Officer

XYBERNAUT SOLUTIONS, INC.

By:	/s/ Edward Maddox	March 10, 2006

Name: Title:	Edward Maddox President